Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197245) pertaining to the ZS Pharma, Inc. 2014 Incentive Plan of ZS Pharma, Inc. of our report dated March 13, 2015, with respect to the financial statements of ZS Pharma, Inc. included in this annual report (Form 10-K) of ZS Pharma, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Dallas, Texas

March 13, 2015